cross river

Small Business Administration (SBA)
Paycheck Protection Program Loan

Cross River Bank is happy to let you know that your loan request has been approved by the SBA. The enclosed DocuSign includes several important documents that need to be executed for your loan to fund.

- **A copy of your electronically completed application (SBA Form 2483)**
- **Note for the loan (SBA Form 147)**
- **Settlement Sheet (SBA Form 1050)**
- **Borrower Resolution**
- **GLBA Privacy Notice**

After your documents are fully executed, it can take 2-3 business days for the funds to post to your bank account. Below are summary details of your loan:

Qualifying Payroll Amount:	332089
Existing EIDL Loan:	370900
Approved Loan Amount:	1200000
Payment (if loan is not forgiven)**:**	67200
SBA Loan Number:	7350527304
Interest Rate:	**1.00%**
Loan Term:	**24 Months (With Automatic 6 Month Deferment)**
Funding Account Bank Routing Number:	121000358
Funding Account Number:	325053293293

Thank you again for your patience during the approval and funding process. The Bank's staff is working day and night during this unprecedented crisis to help disburse these funds to small businesses.

RESOLUTION TO BORROW

Principal	Loan Date	Maturity Date	Loan No	Call / Coll	Account	Officer	Initials
$ 1200000	04/30/2020		7350527304			WAQAAS AL-SIDDIQ	

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item. Any item above containing "***" has been omitted due to text length limitations.

Borrower: Biotricity, Inc.
275 Shoreline Dri
Redwood C, CA 94065

Lender: Cross River Bank
885 Teaneck
Teaneck, NJ 07666

I,THE UNDERSIGNED, DO HEREBY CERTIFY THAT:

THE BORROWER 'S EXISTENCE. The complete and correct name of the borrower is Biotricity, Inc. ("Borrower"). The Borrower is a duly formed entity which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of its organization. The Borrower is duly authorized to transact business in all other states in which the Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which the Borrower is doing business. Specifically, the Borrower is, and at all times shall be, duly qualified as a foreign entity in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. The Borrower maintains an office at the address set forth above. Unless the Borrower has designated otherwise in writing, the principal office is the office at which the Borrower keeps its books and records. The Borrower will notify Lender prior to any change in the location of the Borrower 's state of organization or any change in the Borrower's name. The Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to the Borrower and the Borrower's business activities.

RESOLUTIONS ADOPTED. At a meeting of the directors or members of the Borrower, or if the Borrower is a close corporation having no Board of Directors then at a meeting of the Borrower 's shareholders, duly called and held on , at which a quorum was present and voting, or by other duly authorized action in lieu of a meeting, the resolutions set forth in this Resolution were adopted.

OFFICER. The following named person is an officer of Borrower:

NAMES	TITLES	AUTHORIZED	ACTUAL SIGNATURES
WAQAAS AL-SIDDIQ		y	x DocuSigned by: 24F507FE2878467...

ACTIONS AUTHORIZED. The authorized person listed above may enter into any agreements of any nature with Lender, and those agreements will bind the Borrower. Specifically, but without limitation, the authorized person is authorized, empowered, and directed to do the following for and on behalf of the Borrower:

Borrow Money. To borrow, as a cosigner or otherwise, from time to time from Lender, on such terms as may be agreed upon between the Borrower and Lender, such sum or sums of money as in his or her judgment should be borrowed, without limitation.

Execute Notes. To execute and deliver to Lender the promissory note or notes, or other evidence of the Borrower's credit accommodations, on Lender's forms, at such rates of interest and on such terms as may be agreed upon, evidencing the sums of money so borrowed or any of the Borrower's indebtedness to Lender, and also to execute and deliver to Lender one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for one or more of the notes, any portion of the notes, or any other evidence of credit accommodations.

Negotiate Items. To draw, endorse, and discount with Lender all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Borrower or in which the Borrower may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the Borrower's account with Lender, or to cause such other disposition of the proceeds derived therefrom as he or she may deem advisable.

ASSUMED BUSINESS NAMES. The Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by the Borrower. Excluding the name of the Borrower, the following is a complete list of all assumed business names under which the Borrower does business: ______________.

NOTICES TO LENDER. The Borrower will promptly notify Lender in writing at Lender's address shown above (or such other addresses as Lender may designate from time to time) prior to any (A) change in the Borrower 's name; (B) change in the Borrower's assumed business name(s); (C) change in the management of the Borrower; (D) change in the authorized signer(s); (E) change in the Borrower's principal office address; (F) change in the Borrower's state of organization; (G) conversion of the Borrower to a new or different type of business entity; or (H) change in any other aspect of the Borrower that directly or indirectly relates to any agreements between the Borrower and Lender. No change in the Borrower's name or state of organization will take effect until after Lender has received notice.

RESOLUTION TO BORROW
(Continued)

CERTIFICATION CONCERNING OFFICERS AND RESOLUTIONS. The officer named above is duly elected. appointed. or employed by or for the Borrower, as the case may be, and occupies the position set opposite his or her respective name. This Resolution now stands of record on the books of the Borrower, is in full force and effect, and has not been modified or revoked in any manner whatsoever.

NO CORPORATE SEAL. The Borrower n has no corporate seal, and therefore, no seal is affixed to this Resolution.

CONTINUING VALIDITY. Any and all acts authorized pursuant to this Resolution and performed prior to the passage of this Resolution are hereby ratified and approved. This Resolution shall be continuing, shall remain in full force and effect and Lender may rely on it until written notice of its revocation shall have been delivered to and received by Lender at Lender's address shown above (or such addresses as Lender may designate from time to time). Any such notice shall not affect any of the Borrower's agreements or commitments in effect at the time notice is given.

IN TESTIMONY WHEREOF, I have hereunto set my hand and attest that the signature set opposite the name listed above is his or her genuine signature.

I have read all the provisions of this Resolution, and personally and on behalf of the Borrower certify that all statements and representations made in this Resolution are true and correct. This Resolution to Borrow is dated as of the date set forth above.

DocuSigned by:
CERTIFIED TO AND ATTESTED BY:

_______________, as president, manager or managing member
24F507FE2678467...

OMB Approval No.: 3245-0200
Expiration Date: 04/30/2022

SBA FORM 1050, SETTLEMENT SHEET

Purpose: The purpose of this form is to document and verify that loan proceeds have been disbursed in accordance with the Authorization and to document that the Borrower's contribution has been injected into the business prior to the Lender disbursing any loan proceeds.

General Instructions: This form may be used for all 7(a) loans and for all disbursements. It must be used for the first disbursement on all standard 7(a) loans over $350,000.

This form is to be completed by the Lender and signed by the Lender and the Borrower at the time of the initial loan disbursement. The Lender must retain a copy of the signed form in its loan file. For all disbursements, the Lender must also retain documentation that is acceptable to SBA (such as joint payee checks, cancelled checks, paid receipts or invoices, wire transfer account records, etc.) and that evidences compliance with the Use of Proceeds section of the Authorization.

The Lender must submit the completed form and all supporting documentation to SBA upon request, or, in the event of a loan default, with the Lender's request for guaranty purchase.
Providing this information is required to comply with program requirements; failure to provide it when required may impair the Lender's ability to collect on the SBA loan guaranty.

If additional space is required to complete the form or provide additional details please attach a separate sheet.

Specific Instructions for Completing the Form:

1) In the first section, fill in all identifying information. For "Loan Type," check the box to indicate whether the loan is a term loan or a revolving line of credit.
2) Complete the "Use of Proceeds" section with information related to the initial disbursement.
   a) On the line associated with each applicable use of proceeds, indicate:
      i) The name of the payee (must identify the ultimate recipient, not an intermediary such as a title company);
      ii) Amount disbursed; and
      iii) Remaining amount to be disbursed, in accordance with the Authorization.
   b) For the "Settlement charges/out of pocket costs" line, insert total amount of settlement charges and other out of pocket costs in the appropriate field within the grid. Attach an itemized list of all charges and costs, including the name of payee and amount paid for each charge or cost. Reminder: SBA Form 159 is required for all fees paid or to be paid by the Lender (except Lender Service Provider fees) and for all fees paid or to be paid by the Applicant to any agent in connection with the SBA loan application.)
   c) For "Other (Explain)," enter any other use of proceeds authorized in the Authorization that is not already listed in the grid, if applicable.
3) Complete the "Borrower's Injection" section.
   a) For each type of injection, indicate the source.
   b) If the Seller contributed toward required equity, attach a copy of the Note and evidence of full standby for the life of the loan.
   c) Note: The Borrower's Injection must be in the business bank account prior to any disbursement of loan proceeds.
4) The Lender and the Borrower must review the certification and execute the form in the space provided.

U.S. Small Business
Settlement Sheet

OMB APPROVAL NO.: 3245-0200
EXPIRATION DATE: 04/30/2022

SBA Loan Number 7350527304	Lender Name Cross River Bank	Lender FIRS Number 7081735
SBA Loan Name	Biotricity, Inc.	Note Amount 1200000

Loan Type: ☑ Term Loan ☐ Line of Credit Disbursement Type: ☐ First Disbursement ☐ Subsequent Disbursement ☑ Full Disbursement

Authorized Use of Proceeds:	Name of Payee:	Amount Disbursed:	Authorized Amount Remaining:
Land Acquisition: ☐ Raw ☐ Improved		$ -	$ -
Construction: ☐ New ☐ Expansion/Renovation		$ -	$ -
Leasehold Improvements to property owned by others		$ -	$ -
Machinery & Equipment		$ -	$ -
Furniture & Fixtures		$ -	$ -
Inventory Purchase		$ -	$ -
Working Capital	Biotricity, Inc.	$ 1200000 -	$ 1200000 -
Acquire Business (Change of Ownership)		$ -	$ -
SBA Guarantee Fee		$ -	$ -
Settlement Charges/Out of Pocket Costs		$ -	$ -
Other (Explain):		$ -	$ -
	Total:	$ 1200000 -	$ 1200000 -

Borrower's Injection (including any deposit or earnest money):		
Cash	Source:	$ -
Assets	Source:	$ -
Seller contribution toward required equity (on full standby for life of loan)		$ -
Other (Explain):		$ -
	Total Borrower Injection:	$ 0 -

At the time of completion of this form, the Lender and the Borrower certify that:
1. The loan proceeds were disbursed and received and will be used in accordance with the Use of Proceeds section of the Authorization, including any and all SBA/Lender approved modifications, and that all required equity or Borrower injections have been made in accordance with the Authorization and any approved modifications; and
2. There has been no unremedied adverse change in the Borrower's or Operating Company's financial condition, organization, management, operations or assets since the date of application that would warrant withholding or not making this disbursement or any further disbursement.

At the time of each subsequent disbursement on this loan, the Lender, by disbursing the loan proceeds, and the Borrower by receiving them, are deemed to certify that the above certifications are true with respect to each and every disbursement made.

WARNING: By signing below you are certifying that the above statements are accurate to the best of your knowledge. Submitting false information to the Government may result in criminal prosecution and fines up to $250,000 and/or imprisonment for up to 5 years under 18 USC § 1001. Submitting false statements to a Federally insured institution may result in fines up to $1,000,000 and/or imprisonment for up to 30 years under 18 USC § 1014, penalties under 15 USC § 645, and/or civil fraud liability.

Authorized Lender Official	Borrower
Signature:	Signature: DocuSigned by: [signature] 24F507FE2878407...
Print Name:	Print Name: WAQAAS AL-SIDDIQ
Title:	Title:
Date:	Date: 4/30/2020

FACTS	WHAT DOES CROSS RIVER BANK DO WITH YOUR PERSONAL INFORMATION?
Why?	Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share and protect your personal information. Please read this notice carefully to understand what we do.
What?	The types of personal information we collect, and share depend on the product or service you have with us. This information can include: - Social Security number and Account balances - Payment history and Transaction history - Account transactions and Wire transfer instructions When you are *no longer* our customer, we continue to share your information as described in this notice.
How?	All financial companies need to share customers' personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers' personal information; the reasons Cross River Bank chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does Cross River Bank share?	Can you limit this sharing?
For our everyday business purposes— such as to process your transactions, maintain your accounts), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes— to offer our products and services to you	Yes	No
For joint marketing with other financial companies	Yes	No
For our affiliates' everyday business purposes— information about your transactions and experiences	No	We don't share
For our affiliates' everyday business purposes— information about your creditworthiness	No	We don't share
For nonaffiliates to market to you	No	We don't share

Questions? Call toll-free 1-877-55CRB55 or go to www.crossriver.com

cross river

What we do	
How does Cross River Bank protect my personal information?	To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings. We also maintain other physical, electronic and procedural safeguards to protect this information and we limit access to information to those employees for whom access is appropriate.
How does Cross River Bank collect my personal information?	We collect your personal information, for example, when you - Open an account or Apply for a loan - Make deposits or withdrawals from your account or Provide employment information - Give us your contact information We also collect your personal information from others, such as credit bureaus, affiliates, or other companies.
Why can't I limit all sharing?	Federal law gives you the right to limit only - sharing for affiliates' everyday business purposes-information about your creditworthiness - affiliates from using your information to market to you - sharing for nonaffiliates to market to you State laws and individual companies may give you additional rights to limit sharing. See below for more on your rights under state law.

Definitions	
Affiliates	Companies related by common ownership or control. They can be financial and nonfinancial companies. - *Cross River Bank does not share with our affiliates.*
Nonaffiliates	Companies not related by common ownership or control. They can be financial and nonfinancial companies. - *Nonaffiliates we share with can include loan finance companies*
Joint marketing	A formal agreement between nonaffiliated financial companies that together market financial products or services to you. - *Our joint marketing partner(s) include loan finance companies.*

Other important information

For Alaska, Illinois, Maryland and North Dakota Customers. We will not share personal information with nonaffiliates either for them to market to you or for joint marketing-without your authorization.
For California Customers. We will not share personal information with nonaffiliates either for them to market to you or for joint marketing-without your authorization. We will also limit our sharing of personal information about you with our affiliates to comply with all California privacy laws that apply to us.
For Massachusetts, Mississippi and New Jersey Customers. We will not share personal information from deposit or share relationships with nonaffiliates either for them to market to you or for joint marketing-without your authorization.
For Vermont Customers. We will not disclose information about your creditworthiness to our affiliates and will not disclose your personal information, financial information, credit report, or health information to nonaffiliated third parties to market to you, other than as permitted by Vermont law, unless you authorize us to make those disclosures. Additional information concerning our privacy policies can be found at www.crossriver.comor call 1-877-55CRB55.

AUTHORIZATION TO RELEASE INFORMATION, RE-EXECUTION CERTIFICATE AND COVENANT TO DELIVER FINANCIAL INFORMATION

I/We hereby authorize the release to Cross River Bank, of any and all information they may require at any time for any purpose related to our credit transaction. I/We further authorize Cross River Bank to release such information to any entity deemed necessary for any purpose related to our credit transaction.

I/We hereby certify that the enclosed information plus any attachments or exhibits are valid and correct to the best of my/our knowledge.

I/We hereby acknowledge that all loan approvals will be in writing and subject to the terms and conditions set forth in a commitment letter signed by an officer of Cross River Bank.

I/We will re-execute any document or instrument signed in connection with the loan by Cross River Bank, and will execute any document or instrument that should have been signed at or before the closing of the loan, or which was incorrectly drafted and/or signed.

I/We will deliver any document or instrument requested by Cross River Bank after the closing of the subject loan, including any tax returns, financial statements, certificates or any other information requested by Cross River Bank.

Signature DocuSigned by: [signature] 24F507FE2678467... Date 4/30/2020

U.S. Small Business Administration

NOTE

SBA Loan#	7350527304
SBA Loan Name	Biotricity, Inc.
Date	04/30/2020
Loan Amount	1200000
Interest Rate	1% per annum
Borrower	WAQAAS AL-SIDDIQ
Operating Company	Biotricity, Inc.
Lender	Cross River Bank

1. PROMISE TO PAY:

In return for the Loan, Borrower promises to pay to the order of Lender the amount of one million, two hundred thousand Dollars, interest on the unpaid principal balance, and all other amounts required by this Note.

2. DEFINITIONS:

"Collateral" means any property taken as security for payment of this Note or any guarantee of this Note.

"Guarantor" means each person or entity that signs a guarantee of payment of this Note.

"Loan" means the loan evidenced by this Note.

"Loan documents" means the documents related to this loan signed by Borrower, any Guarantor, or anyone who pledges collateral.

"SBA" means the Small Business Administration, an Agency of the United States of America.

3. PAYMENT TERMS:

Borrower must make all payments at the place Lender designates. The payment terms for this Note are: Borrower will pay this loan in accordance with the following payment schedule, which calculates interest on the unpaid principal balances in the "Interest Calculation Method" paragraph using the interest rates described in this paragraph:

Six (6) months principal and interest deferral for the beginning one month from the date of initial disbursement with interest calculated on the unpaid principal balances using the interest rate described below; Eighteen (18) monthly consecutive principal and interest payments, beginning seven months from the date of initial disbursement, with interest calculated on the unpaid principal balances using the interest rate described below. The final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts under this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; and then to any late charges.

The interest rate on this Note is fixed at the rate of 1.00% per annum.

The interest rate on this Note is computed on a 365/365 basis, that is, by applying the ratio of the interest rate over the number of days in a year (365 for all years, including leap years), multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

Receipt of payments must be made in U.S. dollars and must be received by Lender at:

Cross River Bank
400 Kelby Street, 14th Floor
Fort Lee, NJ 07024
Attention: Loan Servicing Department

Lender may modify these payment instructions, including changing the address for the payments, by providing updated payment instructions to the Borrower in writing. If a payment is made consistent with Lender's payment instructions but received after 3:00 PM EST on a business day, Lender will credit the Borrower's payment on the next business day.

No Prepayment Penalties are to apply.

Late Charge: If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $10.00, whichever is greater. This late charge shall be paid to Lender by Borrower for purpose of defraying the expense incident to the handling of the delinquent payment.

SBA Provision: When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity from state or local control, penalty, tax or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any clam of SBA, or preempt federal law.

4. DEFAULT:

Borrower is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower or Operating Company:

A. Fails to do anything requiredby this Note and other Loan Documents;

B. Defaults on any other loan with Lender;

C. Doesnot preserve, or account to Lender's satisfaction for, any of the Collateral or its proceeds;

D. Does not disclose, or anyone actingontheirbehalfdoesnotdisclose,anymaterialfacttoLenderor SBA;

E. Makes, or anyone acting on their behalf makes, a materially false or misleading representation to Lender or SBA;

F. Defaults on anyloan or agreement with another creditor, if Lender believes the default may materially affectBorrower'sabilitytopaythis Note;

G. Fails to pay any taxes when due;

H. Becomes the subject of a proceeding under any bankruptcy or insolvency law;

I. Has a receiver or liquidator appointedf for any part of their business or property;

J. Makes an assignment for the benefit of creditors;

K. Has any adverse change in financial condition or business operation that Lender believes may materiallyaffectBorrower's ability topay this Note;

L. Reorganizes, merges, consolidates, or otherwise changes ownership or business structure without Lender's priorwrittenconsent;or

M. Becomesthesubjectofacivil or criminal actionthat Lender believes maymateriallyaffect Borrower's abilitytopaythisNote.

5. LENDER'SRIGHTSIFTHEREISADEFAULT:

Without notice or demand and without giving up any of its rights, Lender may:

A. Require immediate payment of all amounts owing under this Note;

B. Collect all amounts owing from any Borrower or Guarantor;

C. Filesuit and obtain judgment;

D. Take possession of any Collateral; or

E. Sell, lease, or otherwise dispose of, any Collateral at public or private sale, with or without advertisement.

6. LENDER'S GENERAL POWERS:

Without notice and without Borrower's consent, Lender may:

A. Bid on or buy the Collateral at its sale or the sale of another lienholder, at any price it chooses;

B. Incur expenses to collect amounts due under this Note, enforce the terms of this Note or any other Loan Document, and preserve or dispose of the Collateral. Among other things, the expenses may include payments for property taxes, prior liens, insurance, appraisals, environmental remediation costs, and reasonable attorney's fees and costs. If Lender incurs such expenses, it may demand immediate repayment from Borrower or add the expenses to the principal balance;

C. Release anyone obligated to pay this Note;

D. Compromise, release, renew, extend or substitute any of the Collateral; and

E. Take any action necessary to protect the Collateral or collect amounts owing on this Note.

7. WHEN FEDERAL LAW APPLIES:

When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law.

8. SUCCESSORS AND ASSIGNS:

Under this Note, Borrower and Operating Company include the successors of each, and Lender includes its successors and assigns.

9. GENERAL PROVISIONS:

A. All individuals and entities signing this Note are jointly and severally liable.

B. Borrower waives all suretyship defenses.

C. Borrower must sign all documents necessary at any time to comply with the Loan Documents and to enable Lender to acquire, perfect, or maintain Lender's liens on Collateral.

D. Lender may exercise any of its rights separately or together, as many times and in any order it chooses. Lender may delay or forgo enforcing any of its rights without giving up any of them.

E. Borrower may not use an oral statement of Lender or SBA to contradict or alter the written terms of this Note.

F. If any part of this Note is unenforceable, all other parts remain in effect.

G. To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment, demand, protest, and notice of dishonor. Borrower also waives any defenses based upon any claim that Lender did not obtain any guarantee; did not obtain, perfect, or maintain a lien upon Collateral; impaired Collateral; or did not obtain the fair market value of Collateral at a sale.

10. STATE-SPECIFIC PROVISIONS:

N/A

BORROWER'S NAME(S) AND SIGNATURE(S):

By signing below, each individual or entity becomes obligated under this Note as Borrower.

Biotricity, Inc.

DocuSigned by:

_________________________, Borrower

By: ______________________

Name: WAQAAS AL-SIDDIQ

Title: